       As filed with the Securities and Exchange Commission on May 5, 2005
                                                     Registration No. 333-108632
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------

                                 NARROWSTEP INC.
              (Exact name of small business issuer in its charter)
                                ----------------

DELAWARE                                         7371                     33-1010941
(State or other jurisdiction         (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification no.)

                              60 PARSONS GREEN LANE
                                 LONDON SW6 4HU
                                 UNITED KINGDOM
                               011 44 20 7731 4242
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                                   IOLO JONES
                             CHIEF EXECUTIVE OFFICER
                                 NARROWSTEP INC.
                              60 PARSONS GREEN LANE
                                 LONDON SW6 4HU
                                 UNITED KINGDOM
                               011 44 20 7731 4242
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

                                 with copies to
                             John D. Hogoboom, Esq.
                            Steven J. Tsimbinos, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500
                                ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed to correct certain information contained in Part II, Item 26 of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Narrowstep, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, incorporated by reference in this registration statement.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                    AMOUNT TO BE PAID
        SEC Registration Fee .....................................   $      2,701.29

        Blue Sky Fees and Expenses (excluding legal fees).........   $      8,500.00

        Legal Fees and Expenses ..................................   $    600,000.00

        Accountants' Fees and Expenses ...........................   $    700,000.00

        Miscellaneous ............................................   $    300,000.00
                                                                     ---------------

                                                              TOTAL  $  1,611,201.29
                                                                     ===============

         The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information relating to all previous sales of shares by the Registrant which sales were not registered under the Securities Act:

The following table sets forth information regarding all securities sold by us for cash consideration since our inception on May 9, 2002.


----------------------- ----------------- -------------- --------------- ------------------ -------------------
                                            TITLE OF       NUMBER OF         AGGREGATE           FORM OF
 CLASS OF PURCHASERS    DATE OF SALE       SECURITIES      SECURITIES     PURCHASE PRICE      CONSIDERATION
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Founders of Company     May, 2002         Common            10,125,000              $10           cash
(10 persons)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    July 1, 2002 -    Common             5,545,000       $1,109,000           cash
Offering                February 28,
(25 persons)            2003 ($0.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    March 1, 2003 -   Common             3,300,450         $990,135           cash
Offering                August 1, 2003
(25 persons)            ($0.30)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    August 15, 2003   Common               662,500         $265,000           cash
Offering                - September 30,
(6 persons)             2003 ($0.40)
----------------------- ----------------- -------------- --------------- ------------------ -------------------

----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    November 1,       Common             1,763,750         $352,750           cash
Offering                2003 - January
(1 person)              31, 2004 ($0.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    March 1, 2004 -   Common               250,000         $250,000           cash
Offering                March 31, 2004
(1 person)              ($1.00)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Employees in Private    October 1, 2003   Common             1,117,433         $223,487           cash
Offering                - March 31,
(13 persons)            2004 ($0.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    May 1, 2004 -     Common             1,247,632       $1,497,158           cash
Offering                December 31,
(22 persons)            2004 ($1.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    December, 2004    Common             1,294,467         $258,893           cash
Offering                ($0.20)
(7 persons)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    January, 2005     Common                35,922           $7,184           cash
Offering (2 persons)    ($0.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    January 1, 2005   Common             1,006,667       $1,208,000           cash
Offering                - March 31,
(12 persons)            2005 ($1.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
         TOTAL:                                             26,348,821       $6,161,617.00
----------------------- ----------------- -------------- --------------- ------------------ -------------------

Except as set forth below, all sales made prior to May, 2004 were made to non-U.S. persons outside the United States and with no directed selling efforts in the United States in reliance on the general statement in Rule 901 promulgated under the Securities Act and the SEC's analysis of that rule and offshore offerings set forth in Release No. 33-6863 (1990). In October 2003 and February 2004, respectively, sales of 500,000 and 250,000 shares of Narrowstep common stock for $0.20 per share were made to Jason Jack, who was our Chief Technology Officer and a Director, in private placements in reliance on Section 4(2) of the Securities Act. In addition, in October 2003, the Company consummated the sale of 50,000 shares of Narrowstep common stock for $0.30 per share to one accredited investor in a private placement in reliance on Section 4(2) of the Securities Act. In February 2004, the Company consummated the sale of 66,333 shares of Narrowstep common stock for $0.30 per share to two accredited investors in a private placement in reliance on Section 4(2) of the

Securities Act. In March 2004, the Company consummated the sale of 50,000 shares of Narrowstep common stock for $0.30 per share to one accredited investor in a private placement in reliance on Section 4(2) of the Securities Act. Each of these four sales were made as part of the offering which commenced on March 1, 2003 and ended on August 1, 2003.


Except as set forth below, all sales made beginning and after May, 2004 were made in reliance upon Regulation S to non-U.S. persons in offshore transactions with no directed selling efforts in the United States. In accordance with Regulation S, the certificates evidencing such issuances bore restrictive legends and the Narrowstep bylaws contained a provision requiring refusal of transfers not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration. The issuances made in December 2004 and January 2005 for $0.20 were made to non-U.S. persons outside the United States and with no directed selling efforts in the United States in reliance on the general statement in Rule 901 promulgated under the Securities Act and the SEC's analysis of that rule and offshore offerings set forth in Release No. 33-6863
(1990).

Each of the above purchasers had access to all relevant information necessary to evaluate the investment and represented to Narrowstep that the shares were being acquired for investment.

The following table sets forth information regarding all options issued by Narrowstep and securities sold by Narrowstep other than for cash since our inception on May 9, 2002.

---------------- -------------- ------------- ------------ -------------- ----------------- ------------------
NAME                 CLASS          DATE         TYPE       NO GRANTED     FAIR VALUE, $      CONSIDERATION
================ ============== ============= ============ ============== ================= ==================
Berns and        Third party    April 2003    Common           1,339,495           267,899  Legal services
Berns (1)        supplier       -February     Options
                                2004
---------------- -------------- ------------- ------------ -------------- ----------------- ------------------
Allard de        Third party    January,      Common           1,625,000           925,000  Fund raising
Stoppellar (2)   supplier       2004          Options                                       services
---------------- -------------- ------------- ------------ -------------- ----------------- ------------------
Employees (3)    Employees      January 1,    Common           2,262,252           481,450  Employment and
                                2004          Options                                       cash
---------------- -------------- ------------- ------------ -------------- ----------------- ------------------
Peter Lloyd (4)  Third party    January,      Common             265,000            53,000  Finance services
                 supplier       2004          Options
---------------- -------------- ------------- ------------ -------------- ----------------- ------------------
Employees (5)    Employees      February,     Common           1,842,664         2,111,197  Employment
                                2005          Options
---------------- -------------- ------------- ------------ -------------- ----------------- ------------------
Clifford Webb    Acquisition    November      Common           3,122,800         1,201,602  Company assets
- 80% of STV                    26, 2003      Shares
(6)
---------------- -------------- ------------- ------------ -------------- ----------------- ------------------
Adamao Ltd. (7)  Third party    November      Common             190,611           141,052  Finance services
                 supplier       30, 2003 -    Shares
                                February
                                29, 2004
---------------- -------------- ------------- ------------ -------------- ----------------- ------------------
Clifford Webb    Acquisition    March 17,     Common             864,875           864,875  Company assets
- 20% of STV                    2004          Shares
(8)
---------------- -------------- ------------- ------------ -------------- ----------------- ------------------
Adamao Ltd. (9)  Third party    March 1,      Common             541,300           608,822  Finance services
                 supplier       2004 -        Shares
                                August 31,
                                2004
---------------- -------------- ------------- ------------ -------------- ----------------- ------------------

                                      II-3

The option values used in the above table are fair market valuations based on SFAS123 or, in the case of third party suppliers, fair market value as determined by the Board of Directors.

(1) An aggregate of 1,339,495 options to purchase shares of our common stock were granted to Berns and Berns at an exercise price of $0.20 per share as compensation for legal services to the Company from April 2003 until February 2004. The issuances were made in a private placement in reliance on Section 4(2) of the Securities Act.

(2) On January 1, 2004, 1,650,000 options to purchase shares of our common stock were granted to Allard de Stoppelar at an exercise price of $0.56 per share as compensation for services. Mr. de Stoppellar is a founder who provided fund raising services to the Company and was paid commission in the form of shares. The issuances were made to a non-U.S. person outside the United States and with no directed selling efforts in the United States in reliance on the general statement in Rule 901 promulgated under the Securities Act and the SEC's analysis of that rule and offshore offerings set forth in Release No. 33-6863
(1990).

(3) Certain employees have been granted options to purchase shares of our common stock pursuant to the Narrowstep, Inc. 2004 Stock Plan in reliance on Rule 701 of the Securities Act. Further details of options issued to employees are detailed in Note 9 to our audited financial statements.

(4) An aggregate of 265,000 options were granted to Peter Lloyd at an exercise price of $0.20 per share as compensation for Peter Lloyd's services as Chief Financial Officer of the Company. These options were issued to a non-U.S. person outside the United States and with no directed selling efforts in the United States in reliance on the general statement in Rule 901 promulgated under the Securities Act and the SEC's analysis of that rule and offshore offerings set forth in Release No. 33-6863 (1990).

(5) Certain employees have been granted options to purchase shares of our common stock pursuant to the Narrowstep, Inc. 2004 Stock Plan in reliance on Rule 701 of the Securities Act.

(6) An aggregate of 3,987,675 shares were issued to Clifford Webb as part of our acquisition of the stock of Sportshows Television Ltd. In November, 2003 we acquired 80% of the stock of Sportshows Television Ltd. from Clifford Webb, now our Chief Operating Officer and a member of the Board of Directors, in exchange for cash compensation of $76,698 and an aggregate of 3,122,800 shares of our common stock. In March, 2004, we acquired the remaining 20% of the stock of Sportshows Television Ltd. in exchange for cash compensation of $18,990 and an aggregate of 864,875 shares of our common stock. The issuances were made to a non-U.S. person outside the United States and with no directed selling efforts in the United States in reliance on the general statement in Rule 901 promulgated under the Securities Act and the SEC's analysis of that rule and offshore offerings set forth in Release No. 33-6863 (1990).

(7) An aggregate of 731,911 shares were issued to Adamao Ltd. as compensation for Peter Lloyd's services as our Chief Financial Officer pursuant to the agreement dated November 20, 2003 between Adamao Ltd. and Narrowstep. Adamao Ltd. received 190,611 shares as compensation for services from November 2003 to February 2004, 203,692 shares as compensation for services from March 1, 2004 to April 31, 2004, and 541,300 shares as compensation for services from March 1, 2004 to August 31, 2004. The issuances were made to a non-U.S. person outside the United States and with no directed selling efforts in the United States in reliance on the general statement in Rule 901 promulgated under the Securities Act and the SEC's analysis of that rule and offshore offerings set forth in Release No. 33-6863 (1990).

ITEM 27. EXHIBITS.

     The exhibits filed as a part of this Registration Statement are as follows (filed herewith unless otherwise noted):

EXHIBIT NO.                             DESCRIPTION

3.1*            Certificate of Incorporation
3.2*            By-laws
3.3*            Amendment No. 1 to By-laws
3.4*            Amended and Restated Certificate of Incorporation
3.5*            Amended and Restated By-laws
4.1*            Specimen Common Stock Certificate
5.1*            Opinion of Lowenstein Sandler PC
10.1*           Agreement of Sale of Narrowstep Ltd. by Iolo Jones to Narrowstep
                Inc. by and between Narrowstep Inc. and Iolo Jones, dated
                June 11, 2002
10.2*           Agreement by and between Narrowstep Ltd. and Iolo Jones, dated
                May 10, 2002
10.2.1*         First Amendment to Employment Agreement by and among Narrowstep
                Limited, Narrowstep Inc., and Iolo Jones, dated November 24,
                2004
10.3*           Agreement by and between Narrowstep Ltd. and Paul Robinson, dated May 10, 2002
10.3.1*         First Amendment to Employment Agreement by and among Narrowstep
                Limited, Narrowstep Inc., and Paul Robinson, dated November 24,
                2004
10.4*           Agreement by and between Narrowstep Ltd. and Jason Jack, dated
                October 1, 2002
10.4.1*         First Amendment to Employment Agreement by and among Narrowstep
                Limited, Narrowstep Inc., and Jason Jack, dated November 24,
                2004
10.5*           Agreement by and between Narrowstep Ltd. and Clifford Webb, dated November 27, 2003,
10.5.1*         First Amendment to Employment Agreement by and among Narrowstep
                Limited, Narrowstep Inc., and Clifford Webb, dated November 24,
                2004
10.6*           Agreement by and between Narrowstep Ltd. and Adamao Ltd., dated
                November 20, 2003
10.6.1*         Agreement by and between Narrowstep Ltd. and Adamao Ltd., dated
                September 1, 2004
10.6.2*         First Amendment to Contractor Agreement by and among Narrowstep
                Ltd.. Narrowstep Inc. and Adamao Ltd., dated August 31, 2004
10.7*           Migration Server Agreement between Narrowstep and Rackspace
                Ltd., dated December 6, 2002
10.8*           Managed Hosting Agreement between Narrowstep and Rackspace Ltd., dated December 6, 2002
10.9*           Server Hosting Agreements between Narrowstep and Teleglobe Ltd., dated October 23, 2003
10.10*          Metacharge Merchant Agreement by and between Narrowstep and
                Metacharge Limited
10.11*          Agreement of Purchase and Sale of Stock by and among Narrowstep
                Inc., Clifford Webb and Sportshow Television Ltd., dated
                November 17, 2003
10.11.1*        Subscription Agreement for the purchase of Narrowstep Inc.
                common stock in exchange for shares of Sportshows Television
                Ltd., dated February 27, 2004
10.12+*         Agency Agreement between Narrowstep Inc. and Global Sportnet, dated February 4, 2004
10.13*          Narrowstep Inc. Restated 2004 Stock Plan
10.14*          TV Production and Distribution Agreement by and between Swedish
                Match Grand Prix AB and Sportshow Television Ltd., dated
                September 30, 2004
10.15*          Television Rights Agreement by and between Sportshows Television
                Ltd. and Professional Windsurfers Association World Tour, dated
                March 17, 2002
10.16*          Reseller's Legal Agreement by and between Narrowstep Ltd. and
                The Rendon Group, dated September 10, 2004
10.17*          Reseller's Legal Agreement by and between Narrowstep Ltd. and
                Twelve Stars Communications, Ltd., dated November 12, 2004

10.18*          Reseller's Legal Agreement by and between Narrowstep Ltd. and
                James Bailey, dated April 28, 2004
10.19*          Agreement by and between Narrowstep Inc. and Mobestar Ltd., dated February 9, 2004
10.20*          AD 2-ONE Representation Agreement by and between AD 2-ONE and
                High.tv, dated April 6, 2003
10.21*          Agreement by and between Narrowstep and Steven Crowther, dated
                January 1, 2005.
16.1*           Letter on change in certifying accountants
22.1*           Subsidiaries of the registrant
23.1*           Consent of Lowenstein Sandler PC (included in Exhibit 5.1 to this Registration Statement)
23.2*           Consent of Ernst & Young LLP
24.1*           Power of Attorney
---------------------
* Previously filed.
+ Confidential portions of this agreement have been omitted and filed separately with the Securities & Exchange Commission pursuant to an application for confidential treatment.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the laws or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                Subject to the terms and conditions of Section 15(d) of the Exchange Act, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted under authority conferred to that section.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to director, officer, and controlling persons of the Registrant under its Certificate of Incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, in London, England on May 5, 2005.

                                       NARROWSTEP INC.

                                       By: /s/ Iolo Jones
                                          ---------------
                                           Iolo Jones, President and Chief
                                           Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement was signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

         SIGNATURE                                   TITLE                                 DATE

    /s/ Iolo Jones                   President, Chief Executive Officer and             May 5, 2005
    -------------------              Director (Principal Executive Officer)
        Iolo Jones

             *                       Chairman of the Board of Directors                 May 5, 2005
    -------------------
       Peter Siddall

                                     Senior Vice President, Chief Financial
    /s/ Steven Crowther              Officer, Secretary, Treasurer and Director         May 5, 2005
    -------------------              (Principal Financial and Accounting Officer)
      Steven Crowther

             *                       Chief Operating Officer and Director               May 5, 2005
    -------------------
       Clifford Webb

             *                       Director                                           May 5, 2005
    -------------------
      Dennis Edmonds

             *                       Director                                           May 5, 2005
    -------------------
       Shelly Palmer

*By: /s/ Iolo Jones
     --------------
     Iolo Jones, Attorney-in-Fact